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                                                                       Exhibit 5

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]



                                          July 18, 2003

Alkermes, Inc.
88 Sidney Street
Cambridge, MA 02139-4234

            Re:   Shares of Alkermes, Inc.
                  Common Stock to be Issued Pursuant to
                  Alkermes, Inc. 2002 Restricted Common Stock Award Plan


Gentlemen:

            We have acted as counsel to Alkermes, Inc. (the "Company") in connection with the Company's 2002 Restricted Common Stock Award Plan, (the "Plan"), and the registration and issuance of 500,000 shares of the Company's common stock, par value $0.01 per share, (the "Shares") pursuant to the terms thereof.

            The opinion expressed below is based on the assumption that a Registration Statement on Form S-8 (the "Registration Statement") with respect to the Shares will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of Form S-8 before acquiring such Shares.

            Based on the foregoing, we are of the opinion that the Shares, when issued and sold by the Company to the purchasers of the Shares in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

            This opinion is limited to the Federal law of the United States of America and laws of the Commonwealth of Pennsylvania.

            We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP